Exhibit 99.1

EXTENDED STAY AMERICA, INC. ANNOUNCES PRICING AND INCREASED SIZE OF PRIVATE OFFERING OF NOTES

CHARLOTTE, N.C. – September 10, 2019 — Extended Stay America, Inc. (Nasdaq: STAY) (the “Company”) announced today that its subsidiary, ESH Hospitality, Inc. (“ESH REIT”), has priced its offering of $750.0 million aggregate principal amount of 4.625% Senior Notes due 2027 (the “Notes”) at a price equal to 100% of face value. This is an increase in the offering size of $250.0 million aggregate principal amount of Notes from the previously announced offering size.

ESH REIT intends to use the gross proceeds from this offering to repay $500.0 million of its outstanding borrowings under its existing term loan and to pay fees and expenses of approximately $22.0 million related to the notes offering and the concurrent credit agreement amendment ESH REIT is seeking under its existing credit facilities. The remaining proceeds will be used for general corporate purposes.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain of ESH REIT’s subsidiaries.

The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in the U.S. pursuant to Rule 144A and outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as Amended (the “Securities Act”).

The sale of the Notes is expected to be consummated on September 18, 2019, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, the consummation of the Notes offering, the credit agreement amendment, potential changes in market conditions and debt repayment constitute forward-looking statements. For a description of factors that may cause the Company’s and ESH REIT’s actual results or performance to differ from those implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the Company’s and ESH REIT’s combined annual report on Form 10-K filed with the SEC on February 27, 2019, and other documents of the Company and ESH REIT on file with or furnished to the SEC. In particular, no assurance can be given that the consummation of the Notes offering, will occur on favorable terms or at all. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company and ESH REIT will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company and ESH REIT or their respective business or operations. Except as required by law, the Company and ESH REIT undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s and ESH REIT’s forward-looking statements.

Contacts

Investors and media:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com